Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Randolph C. Kohn (“Executive”) and Coastal Banking Co., a South Carolina corporation (“Coastal”), and Lowcountry National Bank, a national bank (“LNB”; collectively, Coastal and LNB are the “Employer”).

STATEMENT OF FACTS

Executive has been employed as an officer and employee of the Employer pursuant to the terms of that certain employment agreement by and among the parties dated April 6, 2005 (the “Employment Agreement”).  Executive desires to accept the following agreements, including, without limitation, certain additional consideration from Employer in return for Executive’s general release set forth below.  Executive and Employer desire to settle fully and finally all differences and disputes between them, including, but in no way limited to, any differences and disputes that might arise, or have arisen, out of Executive’s employment with and separation from Employer and Executive’s resignation from the Employer.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1.

Non-Admission of Liability.  Neither this Agreement nor Employer’s offer to enter into this Agreement shall in any way be construed as an admission by Employer that it has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against Employer.  Employer specifically disclaims any liability to or wrongful acts against Executive or any other person, on the part of itself, its shareholders, officers, directors, employees, agents or representatives.

2.

Resignation of Employment.  Executive acknowledges, understands and agrees that (a) Executive resigned from his employment with, and as an officer of, Employer and all affiliated entities on April 30, 2008 (the “Separation Date”), (b) Executive tendered his resignation as a director of Coastal which was accepted by Coastal on the Separation Date, and (c) Executive tendered his resignation as a director of LNB on the Separation Date and that LNB intends to accept such resignation on the date the consolidation of LNB and First National Bank of Nassau County is effective, but may accept such resignation earlier at its discretion.  The parties agree that except as set forth herein, this Agreement terminates all aspects of the relationship between them.

3.

Consideration.  In full consideration and as material inducement for Executive’s signing of this Separation Agreement and General Release, the receipt, adequacy and sufficiency of which are hereby acknowledged:

(a)

Base Salary Continuation.  Following the Separation Date, Employer will pay the Executive $400,000 in twenty-four substantially equal monthly installments payable as of the last business day of each month, beginning on May 30, 2008.

(b)

Pro Rata 2008 Bonus.  Employer will pay the Executive on May 30, 2008 a lump sum amount of $31,667, representing the pro rata portion of his 2008 annual bonus earned through the Separation Date.

(c)

COBRA Subsidy.  Employer will subsidize the Executive’s monthly cost of COBRA health continuation coverage for a period of eighteen (18) months immediately following the Separation Date; provided the Executive timely elects such coverage and timely pays his portion of the monthly cost of such coverage.  The amount of the monthly subsidy to be paid by the Employer will be $520 and the Employer shall remit the amount directly to the insurance company providing the coverage.

(d)

Life Insurance.  Employer will pay the next annual premium that becomes due and payable after the Separation Date on the life insurance policy issued by Valley Forge Life Insurance Company as policy number VICR009962 on the life of the Executive.  The scheduled amount of that annual premium payment is $5,775.  Such annual premium payment is conditioned upon the Employer continuing to be named as a beneficiary of fifty percent (50%) of the death benefit proceeds under the policy for the duration of the period of coverage paid for by that annual premium payment.  Executive agrees to execute any ancillary documentation reasonably determined to be necessary by the Employer to secure its beneficial interest in the policy.

(e)

Consideration for Loss of Disability Coverage.  Executive’s participation under the Employer’s long-term disability plan will cease as a result of his resignation.  As consideration for the loss of such coverage, Employer will pay the Executive $72 per month, payable as of the last business day of each month, for the twelve (12)-month period immediately following the Separation Date.

(f)

Title to Automobile.  As of the Separation Date, Employer shall convey to the Executive the title to the automobile that he has been provided for use during his employment with the Employer under Section 4(d) of the Employment Agreement.

(g)

Paid Time Off.  The Employer will pay the Executive a lump sum amount of $8,333 on May 30, 2008 representing the unused portion of his 2008 annual paid time off as of the Separation Date.

All legal deductions and required withholdings will be taken from the consideration set forth above.

4.

Complete Release.  As a material inducement to the parties to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s stockholders, officers, directors, employees, successors, assigns, agents, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements (excluding this Agreement itself), controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied (including the Employment Agreement), or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (5) the Equal Pay Act; (6) the Employee Retirement Income Security Act (“ERISA”); (7) Section 503 of the Rehabilitation Act of 1973; (8) the False Claims Act (including the qui tam provision thereof); (9) the Occupational Safety and Health Act; (10) the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); (11) intentional or negligent infliction of emotional distress or “outrage”; (12) interference with employment and/or contractual relations; (13) wrongful discharge; (14) invasion of privacy; (15) assault and battery; (16) defamation; (17) whistleblowing; and (18) violation of any other legal or contractual duty arising under the laws of the state of Georgia, South Carolina or the United States of America, (individually the “Claim” and collectively the “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Released Parties at any time up to and including the date of execution of this Agreement.

The parties specifically agree that this release does not cover, and Executive expressly reserves, indemnification rights existing to him as a current or former director and/or officer of Employer under the Articles and Bylaws of the Employer and pursuant to applicable state law and in accordance with any D&O policy existing for former officers and directors of Employer.

5.

Cessation of Authority.

(a)

Executive acknowledges, understands and agrees that following the Separation Date, Executive is not authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of Employer, except as provided in subsection (b).  Executive agrees to submit to Coastal’s Chief Executive Officer, Michael Sanchez, within three days of the Separation Date, any and all expenses that were incurred by Executive on behalf of Employer prior to the Separation Date (which have not previously been reimbursed) and any and all contracts or other obligations entered into by Executive on behalf of Employer prior to the Separation Date (which have not previously been disclosed), including but not limited to any loans agreed to or memoranda of understanding entered into on behalf of the Employer.  Employer agrees to reimburse Executive for reimbursable expenses incurred by Executive through his Separation Date which have not yet been reimbursed within sixty (60) days following the Separation Date and which are promptly submitted to Employer within (30) days following the Separation Date.  Any expenses submitted to the Employer more than thirty (30) days following the Separation Date shall not be eligible for reimbursement, except as provided in subsection (b).  Except as provided in subsection (b), reimbursements provided for in this Section 5(a) shall otherwise be processed pursuant to Employer’s standard policies and procedures relating to reimbursement of expenses. In no event shall any reimbursement under this Section 5(a) be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.  The right to a reimbursement or an in-kind benefit under this Section 5(a) will not be subject to liquidation or exchange for another benefit.

(b)

To the extent Executive incurs expenses in his capacity as a director of LNB up until the date such board of directors accepts his resignation as a director of LNB, such expenses shall only be reimbursed if such expenses are approved for reimbursement by the board of directors of LNB.  All expenses eligible for reimbursement under this Section 5(b) must be incurred by Executive prior to the date the board of directors of LNB accepts his resignation as a director of LNB for Executive to be eligible for the reimbursement.  All such reimbursements shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.  The right to a reimbursement under this Section 5(b) will not be subject to liquidation or exchange for another benefit.

6.

Return of Company Materials and Property.  Executive acknowledges, understands and agrees that as a result of Executive’s employment with Employer, Executive has had in Executive’s custody, possession and control documents, data, materials, files and other items that are the property of Employer or its customers, including loan applications and portfolios and Trade Secrets and Confidential Business Information (as such terms are defined in the Employment Agreement, collectively, “Company Information”).  Executive agrees that to the extent Executive has not already done so, Executive will turn over to Coastal’s Chief Executive Officer within three days of the Separation Date, all files (including loan files), memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, Company Information, and any other equipment or documents, and all other property of similar type that Executive received from Employer and/or that Executive used in the course of Executive’s employment with Employer and that is the property of Employer or its customers (including any electronic versions of such items).  Executive further agrees that after returning any electronic or physical versions of such items, Executive will permanently delete and destroy any remaining electronic versions or physical copies in Executive’s possession, custody or control.  Executive further acknowledges, understands and agrees that he will not delete or destroy any information from his desktop computer other those items that are strictly personal in nature not related to the scope of Executive's employment and with the prior consent of the Coastal’s Chief Executive Officer.

7.

Confidentiality of Agreement.  Executive acknowledges, understands and agrees that Executive has kept and will keep the terms, amount, value, and nature of consideration paid to Executive, and the existence of this Agreement completely confidential, and that Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive’s immediate family, accountants, attorneys and other professional representatives who will be informed of and bound by this confidentiality clause.  Notwithstanding the foregoing, Executive acknowledges that Employer may disclose the existence of this Agreement and any information concerning the Agreement to the extent required by law including, but not limited to, Employer’s public reporting obligations under the Securities Exchange Act of 1934.

8.

Non-Disparagement and Professionalism.  Executive acknowledges, understands and agrees that Executive will not make or issue, or procure any person or entity to make or issue, any statement in any form (including but not limited to, statements to the media, on web-sites, via the internet or in web “chat rooms”) concerning: (i) Employer or any Released Parties; (ii) Executive’s employment relationship with Employer; (iii) the termination of Executive’s employment relationship with Employer, or (iv) the resignation of Executive as a director, to any person or entity if such statement is harmful to or disparaging of Employer or any Released Party.   Furthermore, Executive will assist Employer in transitioning any of Employer’s clients with whom Executive had primary contact or over whose accounts Executive had primary responsibility to another officer or employee of the Employer.

9.

Age Discrimination In Employment Act.  Executive acknowledges, understands and agrees that this Agreement and the termination of Executive’s employment and directorship and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) and that the releases set forth in Section 4 hereof shall be applicable, without limitation, to any claims brought under these Acts.  Executive further acknowledges, understands and agrees that:

(a)

the release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Section 3 of this Agreement and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;

(b)

by entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(c)

Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the OWBPA that Executive be so advised in writing;

(d)

Executive has been offered twenty-one (21) days from his receipt of this Agreement within which to consider this Agreement; and

(e)

for a period of seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by delivering written notice of such revocation to the Coastal’s Chief Executive Officer, Michael Sanchez, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

10.

No Other Claims.  Executive acknowledges, understands and agrees that Executive has not filed, nor assigned to others the right to file, nor are there pending, any complaints, charges or lawsuits by or on behalf of Executive against Employer with any governmental agency or any court.

11.

Acknowledgments.

(a)

Executive acknowledges that Employer has eliminated Executive’s position as President of Coastal and President and Chief Executive Officer of LNB and has offered Executive the opportunity to retire and resign his position rather than accept a substantial change in duties, responsibilities, and authority.  Executive acknowledges that this Agreement eliminates all rights to severance he has or may have under the Employment Agreement.

(b)

Executive acknowledges, understands and agrees that Executive has been paid in full for all hours that Executive has worked for Employer and that Executive has been paid any and all compensation or bonuses which have been earned by Executive (whether under any employment agreement or otherwise) through the date of execution of this Agreement.

(c)

Executive acknowledges, understands and agrees that Executive does not have any outstanding loans from or balances due to Employer.

(d)

Executive acknowledges, understands and agrees that Executive has been informed of Employer’s Family and Medical Leave Act (“FMLA”) policy and Executive’s rights thereunder.  Executive acknowledges, understands and agrees that he has not been denied any FMLA leave, that he is not currently requesting any FMLA leave, and that to the extent applicable, he has been returned to his same or a substantially similar job following any FMLA leave that he has taken.

(e)

Executive acknowledges, understands and agrees that Executive has no knowledge of any actions or inactions by any of the Released Parties or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body or banking authority.

(f)

Executive acknowledges, understands and agrees that the consideration described above in Section 3 of this Agreement is not required by Employer’s policies and procedures or by any contracts between Executive and Employer.  Executive further acknowledges, understands and agrees that Executive’s entitlement to receive the consideration set forth in Section 3 is conditioned upon Executive’s execution and delivery of this Agreement and compliance with the terms of this Agreement.

(g)

Executive acknowledges, understands and agrees that in executing this Agreement Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

(h)

Employer advises Executive to consult with an attorney prior to executing this Agreement.  Executive acknowledges, understands and agrees that Executive has had the opportunity to consult counsel if Executive chose to do so.  Executive acknowledges, understands and agrees that Executive is responsible for any costs and fees resulting from Executive’s attorney reviewing this Agreement.

(i)

Executive acknowledges, understands and agrees that neither Executive nor Executive’s heirs, executors, administrators, successors or assigns shall be entitled to any personal recovery in any proceeding of any nature whatsoever against Employer or any Released Parties arising out of any of the matters released in this Agreement.

12.

Severability.  The provisions of this Agreement are severable, and if any paragraph or part is found to be unenforceable, the remainder of the Agreement shall remain fully valid and enforceable.

13.

Duty to Cooperate.  Executive agrees to cooperate fully with Employer regarding: any banking or regulatory matters (including any investigations or audits); with respect to clients or customers of Employer or with respect to any employment or business issues, that arise after the Separation Date.

14.

Sole and Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, including, without limitation, Sections 5(e), (f), and (h) of the Employment Agreement which are hereby extinguished; provided however, that this Agreement does not waive or supercede any provision of the Employment Agreement that survive termination of employment pursuant to their terms, including but not limited to Sections 6, 7, 8, 9, 10 and 15, which shall remain in full force and effect.

15.

Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns.  This Agreement shall not be assignable by Executive but shall be freely assignable by Employer.

16.

Governing Law.  This Agreement shall be interpreted under the laws of the State of South Carolina.

17.

Regulatory Approval.  The parties have entered into this Agreement in good faith, intending to be bound fully hereby.  Nonetheless, the parties acknowledge, understand and agree that the Employer is a regulated entity and, to the extent any regulatory agency has the authority to disapprove or void this Agreement, the parties agree to be bound thereby.

18.

Knowledgeable Decision By Executive.  Executive acknowledges, understands and agrees that Executive has read all the terms of this Agreement.  Executive understands the terms of this Agreement and understands that this Agreement releases forever Employer from any legal action, arising from Executive’s relationship with Employer as an employee and board member and the termination of the employment relationship between Executive and Employer.  Executive is signing and delivering this Agreement of Executive’s own free will in exchange for the consideration to be given to Executive.

19.

Taxes.

(a)

Notwithstanding anything contained herein to the contrary, all payments made under this Agreement shall be subject to withholding for all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.  The Employer and the Executive desire that the benefits and payments described in this Agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code.  To that end, if the Executive suggests any amendments to this Agreement that the Executive believes will make certain benefits or  payments under this Agreement exempt from or compliant with Section 409A, the Employer will use reasonable efforts to cooperate with the Executive in negotiating and implementing any such amendments, provided that such amendments do not, in the sole discretion of the Employer, have a cost to the Employer (apart from legal fees associated with negotiating, drafting and submitting any required regulatory filings), or adversely affect the Employer in any manner.  Notwithstanding the foregoing, the Employer makes no guarantee as to any tax consequences relating to this Agreement, and the Employer does not represent or warrant that any payments or benefits under this Agreement are exempt from or compliant with Section 409A. Further, the Executive shall be responsible for his own taxes under this Agreement, including, if and to the extent applicable, taxes under Section 409A and 4999 of the Internal Revenue Code.

(b)

To the extent any payment amount due to the Executive would be payable on the Separation Date but shall be deferred for six months due to the application of Internal Revenue Code Section 409A, interest shall accrue on such deferred amounts beginning on the Separation Date at a rate equal to the prime rate as published in The Wall Street Journal from time to time.

20.

Full and Careful Consideration.  Executive acknowledges, understands and agrees that Executive may take the Agreement home and carefully consider all of its provisions before signing it.  Executive may take up to twenty-one (21) days to decide whether Executive wants to accept and sign this Agreement.  Executive acknowledges, understands and agrees that if Executive signs this Agreement, Executive will then have an additional seven (7) days after Executive signs the Agreement in which to revoke it.  This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day period has expired.  Again, Executive is free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of Executive’s choosing.

21.

Effective Date.  This Agreement shall become effective immediately following the seven (7) revocation period set forth herein (the “Effective Date”).  As of the Effective Date, if Executive has not revoked this Agreement, this Agreement shall be fully effective and enforceable.

EXECUTIVE SHOULD READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND CONTAINS RESTRICTIVE COVENANTS BARRING SPECIFIC ACTIVITIES.

[SIGNATURES FOLLOW ON NEXT PAGE]

SIGNATURES:

April 29, 2008		/s/ Randolph C. Kohn
DATE		RANDOLPH C. KOHN

April 29, 2008		COASTAL BANKING COMPANY
DATE
	By:	/s/ Michael Sanchez
	Name:	Michael Sanchez
	Title:	Chief Executive Officer

April 2, 2008		LOWCOUNTRY NATIONAL BANK
DATE
	By:	/s/ Michael Sanchez
	Name:	Michael Sanchez
	Title:	Director